As filed with the Securities and Exchange Commission on September 22, 2014
Registration No. 333- 178226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARQULE, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-1959440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

19 Presidential Way Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip code)

ArQule, Inc. Amended and Restated Amended and Restated 1994 Equity Incentive Plan

ArQule, Inc. 2014 Equity Incentives Plan
(Full title of the plan)

Paolo Pucci
Chief Executive Officer
ArQule, Inc.
19 Presidential Way,
Woburn, Massachusetts 01801
(781) 994-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Richard E. Baltz, Esq.
Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C.  20004
(202) 942-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On May 13, 2014, at the 2014 annual meeting of stockholders of ArQule, Inc., a Delaware corporation (the “Company”), the Company’s stockholders approved the 2014 Equity Incentives Plan (the “2014 Plan”). The 2014 Plan permits the issuance of a maximum of (i) 3,7500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which are reserved for issuance under the 2014 Plan and (ii) an indeterminate number of shares of Common Stock that are subject to awards under the Company’s 1994 Amended and Restated Equity Incentive Plan (the “1994 Plan”) that, on account of the expiration, cancellation or forfeiture of awards granted under the 1994 Plan, would have been been restored to the 1994 Plan had it not been superseded by the 2014 Plan (the “Outstanding Shares”).

The Outstanding Shares were previously registered on the Company’s Registration Statement on Form S-8 (File No. 333- 178226), filed on November 30, 2011 (the “2011 Registration Statement”). Accordingly, the purpose of this Post-Effective Amendment No. 1 to the 2011 Registration Statement is to permit the Company to issue the Common Stock registered thereunder in accordance with the terms of the 2014 Plan as well. As a result of this filing, the 2011 Registration Statement will cover Common Stock issuable under both the 1994 Plan and the 2014 Plan.

Except to the extent specified herein, the 2011 Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment No. 1.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Robert J. Connaughton, Jr., filed herewith.

10.1	ArQule, Inc. 2014 Equity Incentives Plan, as amended (incorporated by reference from Appendix B to the Registrant’s Definitive Proxy Statement dated April 11, 2014).

10.2	ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan, as amended (incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement dated April 29, 2011).

23.1	Consent of Robert J. Connaughton, Jr., included in the opinion filed as Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Powers of Attorney of certain officers and directors of ArQule, Inc. (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on September 22, 2014.

ARQULE, INC.

By:	/s/ Paolo Pucci
Paolo Pucci
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Peter  S. Lawrence and Robert J. Connaughton, Jr., his or her true and lawful attorney-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she  might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Paolo Pucci	Chief Executive Officer and Director	September 22, 2014
Paolo Pucci	(Principal Executive Officer)

/s/ Peter S. Lawrence	Chief Operating Officer	September 22, 2014
Peter S. Lawrence	(Principal Financial and Accounting Officer)

/s/ Robert J. Weiskopf	Vice President, Finance, Controller & Treasurer (Principal Accounting Officer)	September 22, 2014
Robert J. Weiskopf

/s/ Timothy C. Barabe	Director	September 22, 2014
Timothy C. Barabe

/s/ Susan L. Kelley	Director	September 22, 2014
Susan L. Kelley

/s/ Ronald M. Lindsay	Director	September 22, 2014
Ronald M. Lindsay

/s/ Michael D. Loberg	Director	September 22, 2014
Michael D. Loberg

/s/ William G. Messenger	Director	September 22, 2014
William G. Messenger

/s/ Patrick J. Zenner	Director, Chairman of the Board	September 22, 2014
Patrick J. Zenner

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Robert J. Connaughton, Jr., filed herewith.

10.1	ArQule, Inc. 2014 Equity Incentives Plan, as amended (incorporated by reference from Appendix B to the Registrant’s Definitive Proxy Statement dated April 11, 2014).

10.2	ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan, as amended (incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement dated April 29, 2011).

23.1	Consent of Robert J. Connaughton, Jr., included in the opinion filed as Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Powers of Attorney of certain officers and directors of ArQule, Inc. (included on the signature page to this Registration Statement).